FOR IMMEDIATE RELEASE                                   CONTACT

Valhi, Inc.                                             Bobby D. O'Brien
Three Lincoln Centre                                    Vice President
5430 LBJ Freeway, Suite 1700                            (972) 233-1700
Dallas, Texas  75240-2697
(972) 233-1700


                           VALHI REPORTS 2002 RESULTS

     DALLAS, TEXAS . . February 17, 2003. Valhi, Inc. (NYSE: VHI) reported net income of $5.6 million, or $.05 per diluted share, in the fourth quarter of 2002 compared to net income of $3.7 million, or $.03 per diluted share, in the fourth quarter of 2001. Excluding the effects of the items summarized in the accompanying table, the Company would have reported a net loss of $.01 per diluted share in each of the fourth quarter of 2002 and the fourth quarter of 2001. For the full year of 2002, the Company reported net income of $1.2 million, or $.01 per diluted share, compared to net income of $93.2 million, or $.80 per diluted share, in 2001. Excluding the effects of the items summarized in the accompanying table, the Company would have reported net income of $.01 per diluted share in 2002 compared to net income of $.41 per diluted share in 2001.

     Chemicals operating income declined in the full year of 2002 compared to 2001 due primarily to lower average selling prices for titanium dioxide pigments ("TiO2"), offset in part by higher TiO2 sales and production volumes. Excluding the effect of fluctuations in the value of the U.S. dollar relative to other currencies, NL's average TiO2 selling prices in the fourth quarter of 2002 were comparable with the fourth quarter of 2001, and were 9% lower in the full year of 2002 compared to 2001. NL's TiO2 sales volumes in the fourth quarter of 2002 were 12% higher than the fourth quarter of 2001. NL's TiO2 sales volumes in calendar 2002 were 13% higher than 2001. NL's TiO2 production volumes in the fourth quarter of 2002 were 11% higher than the fourth quarter of 2001, and were 7% higher for the full year. The lower TiO2 sales and production volumes in 2001 were due in part to the effect of the previously-reported March 2001 fire at NL's Leverkusen, Germany TiO2 facility. The sales and production volumes in calendar 2002 were both records for NL.

     Chemicals operating income in the fourth quarter and full year of 2001 includes $19.3 million and $27.3 million, respectively, of business interruption insurance proceeds as payment for losses (unallocated period costs and lost margin) caused by the Leverkusen fire. Of such $19.3 million recognized in the fourth quarter of 2001, $16.6 million was attributable to recovery of unallocated period costs and lost margin related to prior 2001 quarters, and $2.7 million was attributable to the fourth quarter of 2001.

     NL also recognized insurance recoveries of $18.6 million and $29.1 million in the fourth quarter and full year of 2001, respectively, for property damage and related cleanup and other extra expenses incurred related to the fire, resulting in an insurance gain of $11.7 million and $16.2 million, respectively, as insurance recoveries exceeded the carrying value of the property destroyed and the cleanup and other extra expenses incurred.

     NL's average selling prices for TiO2 increased 2% in the fourth quarter of 2002 compared to the third quarter of this year, with increases in all major markets. NL and other major TiO2 producers have recently announced a new round of TiO2 price increases. NL currently expects its full-year 2003 TiO2 sales volumes to be comparable to 2002, with average selling prices higher in 2003 compared to 2002. Based on these assumptions, NL currently expects to report higher operating income in 2003 compared to 2002, however NL believes it is difficult to predict its full-year results due to uncertainties surrounding the economy, including the potential for international conflict.

     Excluding the effect of CompX's (i) fourth quarter 2001 charge aggregating $5.7 million related to the consolidation and rationalization of certain of its European and North American operations (including headcount reductions) and provisions for obsolete and slow-moving inventories and other items and (ii) fourth quarter 2002 charge aggregating $3.5 million related to the retooling of one of its manufacturing facilities and provisions for changes in estimates with respect to obsolete and slow-moving inventories, overhead absorption rates and other items, component products operating income decreased in the fourth quarter and full year of 2002 compared to the same periods of 2001 as weak end-user demand continued to negatively impact CompX's operating results. CompX continues to emphasize cost control measures in an attempt to mitigate the impact of the general soft market demand. Waste management's operating losses declined in the fourth quarter and full year of 2002 compared to the same periods of 2001 due to the favorable effect of certain cost control measures implemented in 2002.

     TIMET's results continued to be adversely impacted by the downturn in the commercial aerospace industry. During the fourth quarter of 2002, TIMET's mill and melted products sales volumes decreased 31% and 49%, respectively, compared to the fourth quarter of 2001. TIMET's average selling prices for mill products in the fourth quarter of 2002 were 2% lower compared to the fourth quarter of 2001, while selling prices for its melted products decreased 13%. Equity in losses of TIMET in 2002 includes a third quarter $15.7 million pre-tax impairment provision for an other than temporary decline in the value of the Company's investment in TIMET. TIMET's results in the first quarter of 2002 include the previously-reported $27.5 million impairment provision related to its investment in the convertible preferred securities of Special Metals Corporation, while TIMET's results in 2001 include the previously-reported (i) second quarter gain related to its settlement with Boeing, (ii) fourth quarter $61.5 million impairment provision related to its investment in Special Metals Corporation and (iii) $12.3 million increase in its deferred income tax asset valuation allowance. TIMET recognized $10.7 million and $23.4 million of income related to the take-or-pay provisions of its current contract with Boeing in the fourth quarter and full year of 2002, respectively.

     Legal settlement gains relate primarily to the previously-reported settlements reached by NL with certain of its primary former insurance carriers in both 2001 and 2002, and the first quarter 2001 settlement of certain litigation to which Waste Control Specialists was a party. General corporate interest and dividend income declined in 2002 compared to the same periods of 2001 due to a lower level of invested funds and lower average yields. Securities transaction gains relate primarily to the disposition of a portion of the shares of Halliburton Company common stock held by the Company, including dispositions when certain holders of the Company's LYONs debt obligation exchanged their LYONs for such Halliburton shares, and in 2001 includes a provision for an other than temporary decline in value of certain marketable securities held by the Company.

     The general corporate foreign currency transaction gain resulted from the extinguishment of certain intercompany indebtedness of NL. The gain on disposal of fixed assets relates to the sale of certain real estate held by Tremont Corporation. The gain on the sale/leaseback of land relates to CompX's manufacturing facility in the Netherlands. General corporate expenses were higher in 2002 compared to the same periods in 2001 as higher environmental, legal and stock compensation-related expenses of NL were partially offset by the effect of lower stock compensation-related expenses of Tremont.

     Interest expense in 2002 includes $2.0 million in the second quarter related to the loss on the early extinguishment of NL's Senior Secured Notes. Interest expense was lower in calendar 2002 compared to 2001 due primarily to lower average levels of outstanding indebtedness and lower average variable interest rates.

     The provision for income taxes in the fourth quarter of 2001 includes a $17.6 million tax benefit related principally to a change in estimate of NL's ability to utilize certain German tax attributes following the completion of a restructuring of its German subsidiaries, and in the fourth quarter of 2002 includes a $2.7 million tax benefit related to certain changes in the Belgian income tax law. The provision for income taxes in 2002 also varies from the U.S. statutory income tax rate in part because no income tax was recognized on NL's general corporate foreign currency transaction gain, as NL offset such income tax by utilizing certain income tax attributes, the benefit of which had not previously been recognized.

     The statements in this release relating to matters that are not historical facts are forward-looking statements that represent management's beliefs and assumptions based on currently available information. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will prove to be correct. Such statements by their nature involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those described in such forward-looking statements. While it is not possible to identify all factors, the Company continues to face many risks and uncertainties. Among the factors that could cause actual future results to differ materially include, but are not limited to;

o    future supply and demand for the Company's products,
o the extent of the dependence of certain of the Company's businesses on certain market sectors,
o    the cyclicality of certain of the Company's businesses,
o the impact of certain long-term contracts on certain of the Company's businesses,
o    customer inventory levels,
o    changes in raw material and other operating costs,
o    the possibility of labor disruptions,
o    general global economic and political conditions,
o    competitive products and substitute products,
o    customer and competitor strategies,
o    the impact of pricing and production decisions,
o    competitive technology positions,
o    the introduction of trade barriers,
o    fluctuations in currency exchange rates,
o    operating interruptions,
o    recoveries from insurance claims and the timing thereof,
o    potential difficulties in integrating completed acquisitions,
o    uncertainties associated with new product development,
o    environmental matters,
o    government laws and regulations and possible changes therein, and
o    the  ultimate   resolution  of  pending   litigation  and  possible  future
     litigation.

Should one or more of these risks materialize (or the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those forecasted or expected. The Company disclaims any intention or obligation to update or revise any forward-looking statement whether as a result of new information, future events or otherwise.

     Valhi, Inc. is engaged in the titanium dioxide pigments, component products (ergonomic computer support systems, precision ball bearing slides and security products), titanium metals products and waste management industries. The Company's 2002 results are subject to completion of an audit and the filing of its 2002 Annual Report on Form 10-K.


                                    * * * * *

                          VALHI, INC. AND SUBSIDIARIES

                              SUMMARY OF OPERATIONS

                                   (Unaudited)

                    (In millions, except earnings per share)


                                           Three months ended            Years ended
                                              December 31,              December 31,
                                            ---------------            ------------
                                              2001       2002         2001        2002
                                              ----       ----         ----        ----
Net sales
  Chemicals ...........................   $   181.9  $   211.9    $   835.1    $   875.2
  Component products ..................        47.0       47.7        211.4        196.1
  Waste management ....................         3.0        3.2         13.0          8.4
                                          ---------  ---------    ---------    ---------

                                          $   231.9  $   262.8    $ 1,059.5    $ 1,079.7
                                          =========  =========    =========    =========

Operating income
  Chemicals ...........................   $    29.4  $    16.9    $   143.5    $    84.4
  Component products ..................        (3.9)      (1.1)        13.1          4.5
  Waste management ....................        (3.7)       (.4)       (14.4)        (7.0)
                                          ---------  ---------    ---------    ---------

    Total operating income ............        21.8       15.4        142.2         81.9

Equity in:
  TIMET ...............................       (25.4)      (1.2)        (9.2)       (32.9)
  Other ...............................          .2         .3           .6           .6

General corporate items, net:
  Legal settlement gains, net .........         1.2        2.8         31.9          5.2
  Interest and dividend income ........         9.0        8.4         38.0         34.3
  Securities transactions, net ........        (4.9)       4.5         47.0          6.4
  Foreign currency transaction gain ...        --         --           --            6.3
  Gain on disposal of fixed assets ....        --         --           --            1.6
  Insurance gain ......................        11.7       --           16.2         --
  Gain on sale/leaseback of land ......         2.2       --            2.2         --
  Expenses, net .......................        (8.8)     (11.5)       (34.1)       (44.5)
Interest expense ......................       (14.6)     (14.8)       (62.3)       (60.2)
                                          ---------  ---------    ---------    ---------

    Income (loss) before income taxes .        (7.6)       3.9        172.5         (1.3)

Provision for income taxes (benefit) ..       (13.7)      (4.4)        53.2         (6.1)

Minority interest in after-tax earnings         2.4        2.7         26.1          3.6
                                          ---------  ---------    ---------    ---------

    Net income ........................   $     3.7  $     5.6    $    93.2    $     1.2
                                          =========  =========    =========    =========

Net income per common share
  Basic ...............................   $     .03  $     .05    $     .81    $     .01
  Diluted .............................         .03        .05          .80          .01

Shares used in calculation of
 per share amounts
  Basic earnings ......................       115.2      115.6        115.2        115.4
                                          =========  =========    =========    =========

  Diluted earnings ....................       116.2      115.8        116.1        115.8
                                          =========  =========    =========    =========

                          VALHI, INC. AND SUBSIDIARIES

              COMPONENTS OF NET INCOME - DILUTED EARNINGS PER SHARE

                                   (Unaudited)


     The Company believes the analysis presented in the following table is useful in obtaining an understanding of the comparability of the Company's results of operations for the periods presented.

                                               Three months ended  Years ended
                                                   December 31,    December 31,
                                                 ---------------  --------------
                                                  2001     2002    2001    2002
                                                  ----     ----    ----    ----

Legal settlement gains, net (1) ................   $--     $.01    $.16    $.02

Equity in earnings of TIMET:
  Boeing settlement (2) ........................    --      --      .06     --
  Impairment provision and deferred income
   tax asset valuation allowance
   adjustment (3) ..............................   (.12)    --     (.12)   (.05)
  Impairment provision - TIMET (4) .............    --      --      --     (.07)

Securities transactions, net (5) ...............   (.03)    .03     .26     .04

NL tax adjustments:
  Deferred income tax asset valuation
   allowance(6) ................................    .11     --      .11     --
  Belgian tax law change (7) ...................    --      .02     --      .02

Insurance gain (8) .............................    .05     --      .06     --

Foreign currency transaction gain (9) ..........    --      --      --      .04

Goodwill amortization(10) ......................   (.03)    --     (.14)    --

Business interruption insurance proceeds
 attributable to prior 2001 quarters(11) .......    .06     --      --      --

Other, net .....................................   (.01)   (.01)    .41     .01
                                                   ----    ----    ----    ----

                                                   $.03    $.05    $.80    $.01
                                                   ====    ====    ====    ====

(1) Previously-reported settlements NL reached with certain of its principal former insurance carriers and Waste Control Specialists' settlement of certain litigation to which it was a party.

(2)  TIMET's previously-reported settlement with Boeing.

(3) TIMET's previously-reported provision for an other than temporary decline in value of the convertible preferred securities of Special Metals Corporation held by TIMET.

(4) Tremont's provision for an other than temporary decline in the value of TIMET.

(5)  Gains  resulting  primarily from  disposition of a portion of the shares of
     Halliburton   Company   common  stock  held  by  the   Company,   including
     dispositions resulting from LYONs exchanges.

(6) NL's previously-reported tax benefit related principally to a change in estimate of NL's ability to utilize certain German tax attributes.

(7) Change in NL's net deferred income tax liability due to reduction in Belgian corporate statutory income tax rate.

(8) NL's previously-reported insurance recoveries for property damage related to the Leverkusen fire.

(9) NL's previously-reported foreign currency transaction gain related to the extinguishment of certain NL intercompany indebtedness.

(10) As previously reported, beginning in 2002 the Company no longer recognizes periodic amortization of goodwill in its results of operations. The Company would have reported higher net income in the fourth quarter and full-year 2001 of about $3.9 million and $15.7 million, respectively, if the goodwill amortization included in the Company's reported net income had not been recognized. Of such $3.9 million in the fourth quarter of 2001, approximately $3.6 million and $500,000 relates to amortization of goodwill attributable to the Company's chemicals and components products operating segments, respectively, and approximately $200,000 relates to minority interest associated with the goodwill amortization recognized by certain of the Company's less-than-wholly-owned subsidiaries (full-year 2001 - $14.5 million and $2.4 million relate to the Company's chemicals and component products operating segments, $100,000 relates to incremental income taxes and $1.1 million relates to minority interest).

(11) NL's   previously-reported   receipt  of  business  interruption  insurance
     proceeds in the fourth quarter of 2001 that were attributable to prior 2001 quarters.